UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2015

Commission File Number: 000-53462

VNUE, INC.
(Exact name of registrant as specified in charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

98-054-3851
(IRS Employer Identification Number)

104 West 29th Street 11th Floor New York, NY 10001

 (Address of principal executive offices)

3209 Utah Ave S, Seattle, Washington 98134

(Address of old executive offices)

857-777-6190
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Certain Directors; Election of Directors; Appointment of Certain Officers.

Peter W. Slavish, 25, Chief Content Officer

On September 9, 2015, VNUE, Inc. (the “Company”) entered into an Executive Employment Agreement with Peter W. Slavish, who will serve as the Company’s Chief Content Officer.

Peter W. Slavish joined the Company’s subsidiary in July 2015 to head content creation, organization, and distribution. Prior to joining VNUE, Peter served as Content Manager and Producer at Qello, the world's leading on-demand streaming service for full-length HD concert films and music, since June 2012.

A graduate of Syracuse University's Martin J. Whitman School of Management, Peter focused his education on the fundamentals of early-stage startups and the evolving opportunities being presented in the world of music technology. He earned a Bachelor of Science degree in Entrepreneurship & Emerging Enterprises, with a minor in Music Industry.

As the CCO of VNUE, Peter is working with developers and strategists to build the future of live music monetization for musicians, songwriters, publishers, labels, and concert venues. VNUE's fundamental goal will be to empower content creation through their Front of House mobile application and provide worldwide distribution and monetization through a suite of mobile, web administration applications, allowing artists to seamlessly deliver and sell their live performances directly to the fans who attend their shows.

A copy of the Executive Employment Agreement is attached hereto as Exhibit 10.01. The description of Mr. Slavish’s employment herein is qualified by the terms of the full text of the agreement attached hereto and the terms thereof are incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits:

10.01 – Executive Employment Agreement for Peter W. Slavish as Chief Content Officer dated September 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2015	VNUE, INC.

	By:	/s/Matthew Carona
Matthew Carona
CEO